Exhibit 99.1
Q3 2010 Conference Call Script October 26, 2010
Dan Greenfield:
Thank you .................... Good afternoon and welcome to the Allegheny Technologies earnings conference call for the third quarter 2010. This conference call is being broadcast on our website at www.ATIMetals.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman and Chief Executive Officer, Rich Harshman, President and Chief Operating Officer, and Dale Reid, Senior Vice President Finance and Principal Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI”.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey

Thanks, Dan.
And, thanks to everyone for joining today’s call.
Our key global markets are performing well.
•	We have seen strong year-on-year recovery as sales increased 52% in the third quarter or 39% over the full-year 2009. Sales for the first nine months of 2010 are just $45 million below our sales for all of 2009.

•	We continued to improve the efficiency of our operations. Cost reductions year-to-date are $102 million. We have exceeded our $100 million goal for gross cost reductions in 2010 in nine months.

•	We have a strong balance sheet:
•	Cash on hand increased to over $443 million.

•	Net debt to total capitalization improved to 23%

•	Total debt to capitalization improved to 34%
Our strategy has been to target certain market sectors that we believe are in long-term secular growth trends that are greater than average global GDP.
We still see 2010 as a transition year to the resumption of strong secular growth in those key global markets.
Order entry and optimism has improved from several markets. We recently announced price increases for our nickel-based alloys and specialty alloys, both long products and flat-rolled products. In addition, Uniti, our industrial titanium joint venture, announced a price increase for CP titanium products. Because of extending lead times, these price increases are expected to impact 2011 performance, beginning in the first quarter.
As we previously announced, third quarter operating profit was negatively impacted by certain issues:
•	First is the volatile and erratic price of LME-traded nickel:
•	We booked a significant LIFO “catch up” charge in the third quarter. From April to July the average LME nickel price dropped by 26%. From July to October it rose 23%. So, we had to change our assumptions and book the charge. We now expect a full-year 2010 LIFO inventory valuation reserve charge of approximately $54 million. So, the third quarter “catch-up” charge was an additional $33 million. Currently, we expect a $14 million LIFO charge in the fourth quarter 2010. These LIFO charges mainly impacted our Flat-Rolled Products results.

•	In addition, the nickel price movement has been causing unusual buying patterns by some customers, particularly for our standard stainless products. Shipments in September were surprisingly strong. Part of this is likely due to customer buying to beat the rising October surcharge. October buying is also strong as customers are trying to beat the November surcharge increase. While month-on-month shipments are choppy, we are seeing recovery. Overall demand for standard stainless products is keeping pace with the modest GDP growth of the U.S. and European economies.
•	Other issues that impacted third quarter operating profit are the start-up, idle-facility, and major maintenance charges:
•	High Performance Metals segment operating profit was negatively impacted by:
▪	Approximately $12 million of start-up and idle facility costs associated with our titanium sponge operations — we expect these charges to be similar in the fourth quarter.

▪	And, by approximately $7 million related to a two-week shutdown of our zirconium facilities to adjust inventory levels and perform major maintenance — we do not expect this charge to continue in the fourth quarter 2010.
•	Flat-Rolled Products segment operating profit was negatively impacted by $5 million of higher than normal major maintenance expenses. We do not expect such a charge in the fourth quarter 2010.

While these start-up costs have been a headwind to 2010 operating profit, we expect our strategic capital projects to benefit ATI performance in 2011 and beyond.
•	The melt shop consolidation at our Brackenridge, Pennsylvania melt shop is complete. We reduce a footprint, and expect to benefit by up to $30 million of annualized cost reductions beginning in 2011.

•	Our titanium and superalloy facility in Bakers, NC continues to obtain customer qualifications, and adds much needed forging and finishing capacity and capabilities. The timing on the completion of this project looks good as demand is strengthening from our aerospace, oil and gas, and electrical energy customers.

•	The ramp-up at our Rowley, UT premium-titanium sponge facility is continuing. We are producing sponge, and we are now working on standardizing the process and improving yields.

•	We expect capital expenditures on our new hot-rolling and processing facility to begin increasing in the fourth quarter 2010.

•	And, we now expect 2010 capital investments to be approximately $250 million.
Strength in our key markets is providing the foundation for the resumption of strong secular growth beginning in 2011:
•	We believe aerospace remains a long-term growth market for ATI:
o	Both Boeing and Airbus have announced planned increases to their production schedules. Their backlogs are strong and are being extended by new orders.
▪	Single-aisle aircraft production rates are growing.

▪	Double-aisle aircraft rates, such as for the 777, are also growing.

▪	The 787 has been delayed, but we expect demand from this next-generation aircraft to pick up throughout 2011.

o	For ATI, aero-engine demand is being driven by all of the aircraft schedules. In addition, aero-engine spares demand is being driven by strong recovery in passenger and freight traffic and also the growing size of the global fleet.
•	Turning to the oil and gas market: U.S. and international drill rig count continues a steady climb driving our order backlogs and pushing out lead times for certain products. ATI revenue from this market for the first nine months of 2010 has grown by 65% compared to the same period in 2009. In addition, direct international sales accounted for 42% of our sales to the oil and gas market during the first nine months of 2010. We expect strong demand to continue:
o	We are seeing opportunities to supply our products, particularly our specialty plate, for several large global projects.

o	Demand is strong in our High Performance Metals segment for our specialty steels used for non-magnetic drill collars and for our nickel-based alloys for completion tools.

o	Demand also improved for our tungsten drill products.
•	In the chemical process industry:
o	We are seeing opportunities for several very large seawater desalination plants that could potentially significantly drive demand for CP titanium. Titanium is being considered as a substitute for copper/nickel alloys in these applications.
•	In the electrical energy market:
o	Demand for our grain-oriented electrical steel products remained relatively flat, but at 80% capacity levels for ATI.

o	Demand from the nuclear electrical energy market for our zirconium products has remained flat while activity has picked up for specialty alloy plate for spent nuclear fuel storage.

o	Orders improved for our nickel-based superalloys for gas turbines in the quarter.
•	The medical market reached nearly 6% of sales for the first nine months of 2010.
o	Biomedical sales have been steady at high levels during the year.
o	Demand was strong for our niobium-titanium alloys from the medical equipment market for MRI applications.
•	These are all very good signs for ATI.
ATI is innovating for the future. We are adding innovative new products to improve customer productivity and so they can make their products better and faster. We have a robust pipeline of new products.
•	In 2010, we announced the first long-term agreement for the use of our new ATI 718Plus® alloy for jet engine applications. We expect this innovative new alloy to grow our share in the aero-engine market, particularly as the aircraft build schedules increase.

•	Following technical and commercial rollouts of ATI 425® titanium alloy sheet and plate this summer, the team has seen a rush of technical and material inquiries from the aerospace and defense markets as well as other high-end markets.
o	Customer interest in this new product is strong. Our customers recognize the total-cost solution this new alloy can provide.
▪	Customer testing in the early phase of qualification has gone well.

▪	The process for qualification and adoption of a new alloy in the aerospace industry will take about 12 to 18 months .
•	A prototype application constructed of our new alloys is on display this week during the Army USA annual meeting in Washington, DC. If you plan to be there, go to the AM General display and look for a sign that reads, “ATI and AM General Survivability Solution”. You will see a blast bucket that is tested and proved and made with our new materials.

•	We recently added titanium fastener stock to our list of diversified product offerings. ATI now provides titanium alloy, as well as nickel-alloy, and specialty alloy fastener stock, to the aerospace and defense market. We expect demand from the fastener supply chain to be strong when and as airframe production ramps up to meet new build schedules.

▪	We also recently commercialized another new lean duplex stainless steel. ATI 2102™ lean duplex stainless steel contains even less nickel and moly than our other lean duplex alloy ATI 2003® alloy. ATI is a global leader with a broad range of super duplex, duplex, and lean duplex alloys. Demand for duplex stainless steels is growing as customers look for alternatives that reduce exposure to high and volatile raw materials costs.

▪	ATI Allegheny Ludlum is working with our new ATI Powder business to develop a line of borated stainless steels. Borated stainless requires a complex chemistry that is not easily melted, thus the use of powders. These alloys are used for the storage of spent nuclear fuel.
During the first nine months of 2010, we have been navigating through some choppiness and uncertainty that often characterizes a recovery year.
We still see 2010 as a transition year to the resumption of strong secular growth in our key global markets. Our new assets and innovative new products are setting a solid foundation for growth.
•	In my personal view, I feel more optimistic today about 2011 than I did at any other time during this year 2010. We are seeing more evidence that a strong recovery is underway in our key markets:
o	Volume is picking up.

o	Asset utilization is increasing pushing out lead times.

o	We announced several price increases that we believe will permit us to increase the returns on our available capacity.

o	ATI is growing our share in these key markets with new products. We are being recognized by new customers as a strategic source due to all that we can now provide and our industry-leading quality and service.

o	We are growing our share through our market sector teams:
▪	We are now better-than-ever positioned in the aerospace, defense, oil and gas, and nuclear energy markets.

▪	Because of market demand we introduced titanium fastener stock and near-net-shapes to the aerospace business.

▪	We invested in a machining center at our Sheffield, UK facility and we are now providing fully-machined drill collars and other products to the oil and gas market. Demand has been terrific for this product and lead times are pushed out well into 2011. These new assets are also capable of machining our products for the aerospace and defense industry.
The actions we have taken allow us to improve our share and grow faster than the markets we have identified that have secular growth trends that are greater than global average GDP.
Frankly, we feel very good about 2011 and beyond. However, factors beyond our control impact our short-term visibility. Because of so much uncertainty, particularly in the U.S., and the volatility of many raw materials prices, we cannot predict the actions of our customers, particularly in the final weeks of the year. It is just uncertain. For example, will customers:
•	Add inventory, maintain current levels, or reduce?

•	Will their actions be impacted in the short term by the uncertainty of a lame-duck Congress, actions by the Federal Reserve, the uncertain regulatory environment, or other outside or internal factors to their business? I just don’t know.
We have strong conviction that 2011 will be far better for ATI than 2010...that 2012 will be better than 2011...and that 2013 continues and will be far better than 2012.
So we have a very optimistic view of our prospects beginning in 2011.

Operator, we will now open the call for any questions.
Q&A Portion of the Conference Call
Pat Hassey:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. Thanks to all of the listeners for joining us today. That concludes our conference call.